EXHIBIT 99.1

TOPPS STOCKHOLDERS APPROVE TRANSACTION WITH
MICHAEL EISNER’S TORNANTE COMPANY AND
MADISON DEARBORN PARTNERS

NEW YORK, September 19, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) today announced that, based on a preliminary count of the votes cast at the Company’s special meeting of stockholders held today, Topps stockholders have approved the pending merger agreement providing for the acquisition of Topps by The Tornante Company LLC and Madison Dearborn Partners, LLC.  Under the terms of the agreement, Topps stockholders will receive $9.75 per share in cash.  The transaction will close promptly after the satisfaction of certain remaining conditions, which is anticipated to occur in October.

Arthur T. Shorin, Chairman and Chief Executive Officer of Topps, said, “Working with Tornante and MDP will be a great opportunity for Topps.  They are experienced investors who understand the creative aspects of our business and are committed to our continued growth.  We would like to thank our stockholders for voting for this transaction.  The overwhelming support we received from our largest stockholders was deeply gratifying.  In addition, we would like to express our gratitude to Topps’ employees, whose hard work has enabled all Topps stockholders to realize enhanced value.”

Michael Eisner said, “I look forward to working with my new associates at Topps to find new and exciting ways to grow the Company.  Topps is a wonderful company with a portfolio of strong brands in the trading card and confectionery businesses.”

Michael P. Cole, a managing director for MDP, said, “Michael Eisner is an exceptional media and entertainment executive.  We are excited to partner with Michael and his team at Tornante to build upon Topps’ rich history of success.”

All submitted proxy cards and ballots were turned over to IVS Associates, Inc., the independent inspector of the meeting, for final tabulation and certification.  The results are subject to the customary review and challenge period.  Final results will be released after the votes have been tabulated and certified, which the Company expects to occur within five to ten business days.  Topps will publicly announce the final results once they are made available to the Company.

Lehman Brothers Inc. served as sole financial advisor to Topps and Willkie Farr & Gallagher LLP served as legal advisor. Deutsche Bank served as financial advisor to Madison Dearborn Partners and The Tornante Company. Paul, Hastings, Janofsky & Walker LLP served as legal advisor to Madison Dearborn Partners. Munger, Tolles & Olson LLP served as legal advisor to The Tornante Company.

About The Tornante Company

Founded in 2005 by Michael Eisner, The Tornante Company is a privately held company that makes investments in and incubates companies and opportunities in the media and entertainment space. For more information, please visit www.tornante.com.

About Madison Dearborn Partners, LLC

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has more than $14 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. MDP focuses on private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care. For more information, please visit the MDP website at www.mdcp.com.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops.  For additional information, visit www.topps.com.

Forward Looking Statements

This release may contain “forward-looking statements,” as such term is defined in the Private Securities Litigation Reform Act of 1995.  Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site.  Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at  MACROBUTTON HtmlResAnchor  topps@mackenziepartners.com.

For Tornante Company:

Adam Schiff/Matthew Traub

Dan Klores Communications, Inc.

212-685-4300

For Topps:

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449